Exhibit 10.1

Execution Version

Capitalworks Emerging Markets Acquisition Corp

c/o Ellenoff Grossman & Schole LLP

1145 Avenue of the Americas, 11th Floor

New York, NY 10105

November 8th, 2023

Lexasure Financial Group Limited

B-08-05 Gateway Corp. Suites, Gateway Kiaramas

No. 1 Jalan Desa Kiara, Mont Kiara

50480 Kuala Lumpur, Malaysia

Attn: Ian Lim Teck Soon

Re: PCAOB Company Financials Extension

Dear Ian,

Reference is hereby made to that certain Business Combination Agreement, dated as of March 1, 2023 (as it may be amended, the “BCA”), by and among (i) Capitalworks Emerging Markets Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, “SPAC”), (ii) CEMAC Sponsor LP, a Cayman Islands exempted limited partnership, in the capacity as the SPAC Representative (“Sponsor”) thereunder, (iii) Lexasure Financial Group Limited, a Cayman Islands exempted company limited by shares (the “Company”), (iv) Ian Lim Teck Soon, in the capacity as the Seller Representative thereunder, (v) Lexasure Financial Holdings Corp., a Cayman Islands exempted company limited by shares (“Pubco”), (vi) CEMAC Merger Sub Inc., a Cayman Islands exempted company limited by shares, and (vii) Lexasure Merger Sub Inc., a Cayman Islands exempted company limited by shares, and that certain Letter Agreement, dated as of April 19, 2023, by and between the SPAC and Company (the “First Letter”). Any capitalized term that is used, but not defined, in this letter agreement (this “Second Letter”) will have the meaning ascribed to such term in the BCA.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned parties hereby agrees as follows:

l.

The Company acknowledges that it has indicated to SPAC and Pubco that it does not currently expect the Company to meet its deadline for the delivery of the PCAOB Audited Company Financials or the PCAOB Reviewed Quarterly Company Financials set forth in Sections 6.4(a) and 8.1(j) of the BCA, or as extended by the First Letter. Each of SPAC and Pubco hereby agrees that until December 15, 2023 with respect to the PCAOB Audited Company Financials (the “Audit Date”) or December 31, 2023 with respect to the PCAOB Reviewed Quarterly Company Financials (the “Reviewed Date”) it will forbear from enforcing its rights against the Company under the BCA for the Company’s failure to provide the respective PCAOB Company Financials prior to the Audit Date or the Reviewed Date, as the case may be, and SPAC hereby agrees that it will forbear from enforcing its rights to terminate the BCA pursuant to clauses (i) or (ii) of Section 8.1(j) of the BCA until after the Audit Date or Reviewed Date, in each case subject to the terms and conditions of this Second Letter. In exchange for the forbearance, the Company shall loan to the SPAC (the “Second Loan”) the amount described in the next sentence on a nonrecourse, interest-free basis, and such Second Loan amount shall be funded to the escrow account, established by Nelson Mullins Riley & Scarborough LLP, upon agreement of the amount as provided below, such funds in said escrow to be released to SPAC at least one (l) Business Day prior to the date that SPAC is required to make any Extension payments or other amounts due in connection with the expenses to be funded by such Second Loan. This Second Loan will comprise of any reasonable amounts that the SPAC becomes obligated to pay to the Trust Account in connection with such Extension in order to entice Public Shareholders not to redeem their SPAC shares in the Extension Redemption or related expenses such as the filing of an additional 10-Q and the renewal of the SPAC’s D&O insurance, up to a maximum of $400,000, and the Company hereby agrees to pay such amount, as agreed upon in advance by the Company and the SPAC. The Second Loan may be funded by the Company in tranches. In connection with the Second Loan, the Sponsor shall transfer a number of Class B Ordinary Shares to the Company or its designee, equal to the amount not returned to the Company from the escrow divided by $10.00 per share regardless of whether Closing occurs. The Company shall not be obligated to advance any amounts for subsequent extension or other amounts due in connection with any expenses beyond the Second Loan. SPAC will repay the Second Loan amount directly to the Company at the Closing, and in the event of the termination of the BCA for any reason, the Second Loan shall be cancelled and no amounts shall be owed by SPAC (subject to paragraph 2 below).

2.	Any amounts advanced by the Company pursuant to this Second Letter shall reduce the amounts payable by the Company pursuant to Section 8.4 of the BCA.
3.

This Second Letter (including the BCA to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

4.

This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the BCA. The provisions set forth in Sections 10.2 through 10.12 and 10.14 through 10.16 of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Second Letter as if all references to the “Agreement” in such sections were instead references to this Second Letter, and the references therein to the “Parties” were instead to the parties to this Second Letter.

{remainder of page intentionally left bank; signature page follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

Capitalworks Emerging Markets Acquisition Corp

By:	Roberta Brzezinski
Name:	Roberta Brzezinski
Title:	Chief Executive Officer

Accepted and agreed, effective as of the date first written above:

Lexasure Financial Group Limited

By:	Ian Lim Teck Soon
	Name:	Ian Lim Teck Soon
	Title:	Chief Executive Officer

{Signature Page to Side Letter Agreement re PCAOB Company Financials Extension}